ING CLARION GLOBAL REAL ESTATE INCOME FUND
Proxy Voting Policies and Procedures
Policy Statement: The 1940 Act requires a Trust that invests in voting securities (i) to disclose its proxy voting policies and procedures in its registration statement; and (ii) to file annually with the SEC and make available to its shareholders its actual proxy voting record.
The Trust delegates to its Adviser the responsibility to vote proxies. Companion rules under the Advisers Act require an investment adviser to:
▪	adopt proxy policies reasonably designed to ensure that the adviser votes proxies in the best interests of its clients, including addressing material conflicts of interest;

▪	disclose to clients information about its proxy policies; and

▪	maintain certain records relating to proxy voting.
These requirements are designed to ensure greater transparency in the voting of proxies.
Procedures: The Trust has adopted the following procedures regarding this matter:
1. Procedures — The Trust has delegated proxy voting responsibility to the Adviser (ING Clarion Real Estate Securities, LLC). The Adviser’s proxy voting policies and procedures are attached hereto.
2. Compliance Responsibility — The Adviser is responsible for monitoring compliance with its policy and procedures. The Adviser is responsible for filing Form N-PX with the SEC pursuant to Rule 30b1-4 under the 1940 Act.
3. Disclosure — ING CRES and Trust counsel are responsible for ensuring that appropriate disclosure of the Trust’s Policy and Procedures is made in the Trust’s prospectus and SAI.

PROXY VOTING POLICY AND PROCEDURES
ING Clarion Real Estate Securities

Section No.:	10 1000	Version:	3.1
Policy Owner:	W. Zitelli	Effective Date:	27 May 2010
File Location:	L:\Compliance\ComplGuid&Reg	Prior Policy:	N/A
Proxy voting is an important right of shareholders, and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. When ING Clarion Real Estate Securities (“ING CRES”) has discretion to vote the proxies of its clients, it will vote those proxies in the best interest of its clients and in accordance with these policies and procedures.
ING CRES has engaged Risk Metrics Group (“RMG”) to provide services with respect to proxy voting, including the tracking of proxies received for clients, providing notice to ING CRES concerning dates votes are due, the actual casting of ballots and recordkeeping. It is important to recognize that the ability for RMG and ING CRES to process proxy voting decisions in a timely manner is contingent in large part on the custodian banks holding securities for ING CRES clients. On a daily basis, ING CRES provides RMG with a list of securities held in each account over which ING CRES has voting authority. In addition, ING CRES provides RMG with its proxy voting guidelines.
Voting decisions remain within the discretion of ING CRES. On a daily basis, ING CRES reviews an online system maintained by RMG in order to monitor for upcoming votes. When a pending vote is identified, the appropriate analyst reviews the ballots, along with supplemental information about the vote provided by RMG and — if available — other research providers employed by ING CRES. The analyst makes the voting decision. If the analyst votes in contravention of the ING CRES proxy voting guidelines, the analyst’s decision must be approved by a senior member of the investment team based on completion of the applicable form containing an explanation documented by the analyst outlining the voting rationale. The Chief Compliance Officer or Compliance Officer must ensure that the appropriate approval has been received and evidence such review by signature.
Except as otherwise noted, operation of the proxy voting process is coordinated by trade settlement operations. Compliance is responsible for oversight of and testing of the process. As noted above, RMG provides recordkeeping services, including retaining a copy of each proxy statement received and each vote cast. This information is available to ING CRES upon request.
For the accounts over which ING CRES maintains proxy voting authority, ING CRES will vote proxies in accordance with its proxy voting guidelines. ING CRES may, in certain circumstances, voluntarily adhere to guidelines established by its clients if doing so can be accomplished within the proxy voting process through RMG as described above. Otherwise, ING CRES will not accept proxy voting authority to the extent clients wish to impose voting guidelines different from those of ING CRES. As the responsibility for proxy voting is defined at the outset of the client relationship (and documented in the Investment Management Agreement), ING CRES does not anticipate any confusion on the part of its clients in this respect.

ING CRES will identify any conflicts that exist between the interests of ING CRES and its clients. This examination will include a review of the relationship of ING CRES with the companies comprising the firm’s investable universe to determine if the issuer is a client of ING CRES or has some other relationship with the firm. If a material conflict exists, Clarion will determine whether voting in accordance with its voting guidelines is in the best interests of its clients (or particular affected clients). ING CRES will also determine whether it is appropriate to disclose the conflict to the affected clients and, except in the case of clients that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA Clients”), will give the clients the opportunity to vote their proxies themselves. In the case of ERISA Clients, if the Investment Management Agreement reserves to the ERISA Client the authority to vote proxies when ING CRES determines it has a material conflict that affects its best judgment as an ERISA fiduciary, ING CRES will give the ERISA Client the opportunity to vote the proxies themselves.
ING CRES will maintain files relating to its proxy voting procedures in an easily accessible place. Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept on site. These files will include (1) copies of the proxy voting policies and procedures and any amendments thereto, (2) a copy of any document Clarion created that was material to making a decision how to vote proxies or that memorializes that decision, and (3) a copy of each written client request for information on how Clarion voted such client’s proxies and a copy of any written response to any (written or oral) client request for information on how ING CRES voted its proxies.
Clients may contact the Chief Compliance Officer, Robert Tull, via e-mail at rob.tull@ingclarion.com, or telephone (610) 995-8944, to obtain a copy of these policies and procedures (and, if desired, the firm’s proxy voting guidelines) or to request information on the voting of such client’s proxies. A written response will list, with respect to each voted proxy that the client has inquired about, (1) the name of the issuer, (2) the proposal voted upon, and (3) how ING CRES voted the client’s proxy.

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